Exhibit 5

Hogan Lovells Cadwalader US LLP 200 Liberty Street New York, NY 10281 T: +1 212 504 6000 F: +1 212 504 6666 www.hlc.com

August 26, 2026

Banc of America Merrill Lynch Commercial Mortgage Inc.
One Bryant Park
New York, New York 10036

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2026-C36, Commercial Mortgage Pass-Through Certificates, Series 2026-C36

To the Addressees of this Letter:

We have acted as special counsel to Banc of America Merrill Lynch Commercial Mortgage Inc. (the “Company”) in connection with the proposed sale by the Company and purchase by BofA Securities, Inc. (“BofA Securities”), Morgan Stanley & Co. LLC (“MS&Co.”), Barclays Capital Inc. (“BCI”), Citigroup Global Markets Inc. (“CGMI”), J.P. Morgan Securities LLC (“JPMS”), Wells Fargo Securities, LLC (“WFS”), Academy Securities, Inc. (“Academy”) and Drexel Hamilton, LLC (“Drexel” and, collectively with BofA Securities, MS&Co., BCI, CGMI, JPMS, WFS and Academy, the “Underwriters”) of the Morgan Stanley Bank of America Merrill Lynch Trust 2026-C36, Commercial Mortgage Pass-Through Certificates, Series 2026-C36, Class A-1, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1, Class A-5-X2, Class X-A, Class X-B, Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 (the “Offered Certificates”), pursuant to the terms of the Underwriting Agreement, dated as of August 12, 2026 (the “Agreement”), between the Company, the Underwriters and Bank of America, National Association. The Offered Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2026 (the “Pooling and Servicing Agreement”), between the Company, as depositor, Trimont LLC, as master servicer, Argentic Services Company LP, as special servicer, Computershare Trust Company, National Association, as certificate administrator, Deutsche Bank National Trust Company, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer. Capitalized terms used herein but not defined herein have the respective meanings given them in the Agreement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

(1)       the Agreement;

(2)       the Pooling and Servicing Agreement; and

(3)       the Company’s prospectus dated August 13, 2026 (the “Prospectus”) relating to the Offered Certificates.

Items (1), (2) and (3) above are referred to in this letter as the “Transaction Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.              When the Offered Certificates have been duly executed, authenticated and delivered by the Certificate Administrator in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Agreement, the Offered Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2.              The descriptions of federal income tax consequences appearing under the heading “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” in the Prospectus accurately describe the material federal income tax consequences to holders of the Offered Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form SF-3 (File No. 333-283510), as declared effective on January 30, 2025 (the “Registration Statement”) as it relates to the Offered Certificates, and to the reference to Hogan Lovells Cadwalader US LLP and the discussion of our opinions set forth in this letter under the headings “LEGAL MATTERS” and “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Hogan Lovells Cadwalader US LLP

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